Exhibit 99.1

David P. Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES $25.1 MILLION SAPI BODY ARMOR ORDER

Costa Mesa, Calif.—September 29, 2008—Ceradyne, Inc. (NASDAQ: CRDN) announced that it has received a $25.1 million order for SAPI (Small Arms Protective Inserts) lightweight ceramic body armor. The order was issued by the U.S. Army RDECOM, Aberdeen Proving Grounds, Maryland. The Company expects to begin shipments in late 4th quarter 2008, with completion prior to May 1, 2009. The order is a Foreign Military Sales (FMS) requirement.

David Reed, President of North American Operations, commented: “We are very pleased to receive this FMS body armor order. We believe that the government placed this order with Ceradyne, at least in part, due to its reliable delivery and quality performance on previous SAPI procurements. This is a new order from the U.S. Army and should not be confused with the anticipated XSAPI/ESAPI 5-year procurement which has not been awarded as of this date.”

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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